Exhibit 99.1

The J. M. Smucker Company Announces Fiscal 2018 Fourth Quarter Results and Fiscal 2019 Outlook

ORRVILLE, Ohio, June 7, 2018 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter ended April 30, 2018, of its 2018 fiscal year. All comparisons are to the fourth quarter of the prior fiscal year, unless otherwise noted.

EXECUTIVE SUMMARY

  Net sales were comparable to the prior year.
  Net income per diluted share was $1.64.  Adjusted earnings per share was $1.93, an increase of 7 percent.  Both fiscal 2018 fourth quarter measures included a $0.10 per share impact from a charge related to pet food recalls and financing costs related to the Ainsworth Pet Nutrition LLC ("Ainsworth") acquisition.
  For the full year, net income per diluted share was $11.78, which included a substantial nonrecurring benefit related to U.S. income tax reform.  Adjusted earnings per share was $7.96.
  Cash provided by operating activities was $314.4 million in the fourth quarter, compared to $264.2 million in the prior year.
  Free cash flow was $202.8 million in the quarter and $896.1 million for the full year.
  The Company provided its fiscal 2019 outlook, with adjusted earnings per share expected to range from $8.40 to $8.65.

CHIEF EXECUTIVE OFFICER REMARKS

"While fourth quarter adjusted earnings per share was below our projections due to industry-wide headwinds and certain discrete items, the actions we are taking to align our portfolio for growth set up our business to win," said Mark Smucker, Chief Executive Officer. "In the past few months, we brought 1850™ premium coffee and Jif® PowerUps™ snacks to market, innovations created in response to changing consumer preferences. We acquired Ainsworth, thereby strengthening our pet food portfolio with the addition of the high-growth, on-trend Rachael Ray® Nutrish® premium pet food brand. We also announced plans to explore a potential divestiture of our U.S. baking business, underscoring our commitment to regularly evaluate our portfolio and emphasizing our focus towards growing the coffee, snacking, and pet food categories. Further, we have executed on our cost reduction programs, which have fueled investments for key growth brands such as Dunkin' Donuts®, Smucker's® Uncrustables®, and Nature's Recipe®. As we continue to transform our Company, we are confident in our ability to deliver against our strategic objectives and enhance long-term shareholder value."

FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended April 30,
			% Increase
	2018	2017	(Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,781.3	$1,783.8	-

Operating income	$308.9	$196.7	57%
Adjusted operating income	348.3	338.8	3%

Net income per common share – assuming dilution	$1.64	$0.96	71%
Adjusted earnings per share – assuming dilution	1.93	1.80	7%

Weighted-average shares outstanding – assuming dilution	113.6	114.9	(1%)

Net Sales
Net sales decreased $2.5 million. Lower volume/mix impacted net sales by 1 percentage point, primarily driven by declines in the oils, peanut butter, and baking categories, partially offset by gains in the coffee category. Net price realization was slightly higher as increases in peanut butter and oils were only partially offset by declines in coffee. Favorable foreign currency exchange contributed $4.6 million to net sales.

Operating Income
Gross profit increased $43.7 million, or 7 percent, driven by a favorable change in derivative gains and losses. Also contributing was a net benefit of higher pricing and lower costs, which more than offset lower volume/mix. Selling, distribution, and administrative ("SD&A") expenses decreased $6.6 million, as costs related to pet food recalls were more than offset by lower incentive compensation expense and the Company's cost savings initiatives. Operating income increased $112.2 million, partially reflecting a $57.5 million noncash impairment charge in the prior year. A reduction in other special project costs of $7.1 million also contributed to the increase in operating income.

On a non-GAAP basis, adjusted gross profit increased $5.6 million, or 1 percent, with the primary difference from GAAP results being the exclusion of a $37.2 million favorable change in unallocated derivative gains and losses. Adjusted operating income increased $9.5 million, or 3 percent, primarily reflecting the decrease in SD&A expenses.

Other
Net interest expense increased $7.1 million, primarily related to costs associated with the Ainsworth acquisition. The Company's effective tax rate was 29.6% compared to 31.8% in the prior year. The decrease reflected the benefit of a lower blended U.S. statutory tax rate as a result of U.S. income tax reform, partially offset by higher state taxes.

FULL-YEAR OUTLOOK

The Company provided its full-year fiscal 2019 guidance as summarized below:

Net sales (in billions)	$8.3
Adjusted earnings per share	$8.40 - $8.65
Free cash flow (in millions)	$800 - $850
Capital expenditures (in millions)	$350 - $370
Effective tax rate	24.5%

Net sales are expected to increase 13%, compared to the prior year, primarily reflecting the acquisition of Ainsworth. Adjusted earnings per share is expected to range from $8.40 to $8.65, based on 113.6 million shares outstanding. The anticipated year-over-year increase in earnings reflects contributions from the Ainsworth acquisition, the full-year benefit of a lower effective tax rate as a result of U.S. income tax reform, and the Company's cost savings initiatives. These factors are expected to be partially offset by anticipated raw material and freight cost increases and higher interest expense. In addition, marketing expense is expected to increase significantly, including approximately $50 million in support of the launch of 1850™ coffee and Jif® PowerUps™. The above guidance excludes any potential impact of the Company's previously announced plans to explore a divestiture of the U.S. baking business.

FOURTH QUARTER SEGMENT RESULTS

Dollar amounts in the segment tables below are reported in millions.

U.S. Retail Coffee

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q4 Results	$508.2	$156.0	30.7%
Increase (decrease) vs prior year	-	4%	110bps

Segment net sales increased $2.3 million. Favorable volume/mix contributed 4 percentage points, driven by the Dunkin' Donuts® and Folgers® brands. The favorable volume/mix was offset by lower net price realization, predominantly for the Folgers® brand due to increased trade spend. Segment profit increased $6.1 million primarily due to lower input costs and favorable volume/mix, partially offset by the lower pricing and an increase in marketing expense.

U.S. Retail Consumer Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q4 Results	$465.3	$114.1	24.5%
Increase (decrease) vs prior year	(2%)	5%	160bps

Segment net sales decreased $8.5 million. Volume/mix reduced net sales by 8 percentage points, driven by declines for the Jif®, Crisco®, and Pillsbury® brands, partially offset by gains for the Smucker's® brand. Net price realization increased net sales by 6 percentage points, primarily attributed to the Jif®, Crisco®, and Smucker's® brands. Segment profit increased $5.4 million due to the net benefit of higher pricing and costs, partially offset by lower volume/mix.

U.S. Retail Pet Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q4 Results	$533.6	$102.1	19.1%
Increase (decrease) vs prior year	-	(13%)	-300bps

Segment net sales decreased $0.9 million. Lower volume/mix decreased net sales by 1 percentage point, reflecting voluntary product recalls, primarily for certain Gravy Train® items. A volume/mix decline for the Natural Balance® brand was offset by an increase for the Nature's Recipe® brand and overall gains for the cat food brands. The lower volume/mix was offset by higher net price realization. Segment profit decreased $15.9 million, including a $7.7 million charge related to the recalls. A net unfavorable impact of higher pricing and costs and the impact of lower volume/mix also contributed to the segment profit decline.

International and Away From Home

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q4 Results	$274.2	$49.6	18.1%
Increase (decrease) vs prior year	2%	2%	10bps

Segment net sales increased $4.6 million, reflecting favorable foreign currency exchange. Favorable volume/mix, which contributed 1 percentage point of growth, was offset by lower net price realization. Segment profit increased $1.2 million, reflecting the impact of lower marketing expense, a net benefit of lower pricing and costs, and foreign currency exchange. The prior year included a $3.8 million pre-tax gain related to the sale of the Company's minority interest in Guilin Seamild Biologic Technology Development Co., Ltd.

Conference Call

The Company will conduct an earnings conference call and webcast today, June 7, 2018, beginning at 8:30 a.m. Eastern time. To access the webcast, please visit jmsmucker.com/investor-relations.

The J. M. Smucker Company Forward-Looking Statements

This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the ability to successfully integrate the acquired Ainsworth business in a timely and cost-effective manner and retain key suppliers, customers, and employees; the ability to achieve synergies and cost savings related to the Ainsworth acquisition in the amounts and within the time frames currently anticipated; the ability to achieve cost savings related to the organization optimization and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to meet the Company's cash deleveraging objectives; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies employed to manage commodity pricing risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's or its competitors' products; the impact of accidents, extreme weather, and natural disasters; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the ability to manage and maintain key relationships; the timing and amount of capital expenditures and share repurchases; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J. M. Smucker Company

For more than 120 years, The J. M. Smucker Company has brought families together to share memorable meals and moments. Guided by a vision to engage, delight, and inspire consumers through trusted food and beverage brands that bring joy throughout their lives, Smucker has grown to be a well-respected North American marketer and manufacturer with a balanced portfolio of leading and emerging, on-trend brands. In consumer foods and beverages, its brands include Smucker's®, Folgers®, Jif®, Dunkin' Donuts®, Crisco®, Café Bustelo®, R.W. Knudsen Family®, Sahale Snacks®, Smucker's® Uncrustables®, Robin Hood®, and Bick's®. In pet food and pet snacks, its brands include Rachael Ray® Nutrish®, Meow Mix®, Milk-Bone®, Kibbles 'n Bits®, Natural Balance®, and Nature's Recipe®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about our Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin' Donuts® is a registered trademark of DD IP Holder LLC, and Rachael Ray® is a registered trademark of Ray Marks Co. LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. Keurig® and K-Cup® are trademarks of Keurig Green Mountain, Inc. used with permission.

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
			% Increase			% Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,781.3	$1,783.8	-	$7,357.1	$7,392.3	-
Cost of products sold	1,090.8	1,137.0	(4%)	4,521.0	4,557.0	(1%)
Gross Profit	690.5	646.8	7%	2,836.1	2,835.3	-
Gross margin	38.8%	36.3%		38.5%	38.4%

Selling, distribution, and administrative expenses	327.8	334.4	(2%)	1,370.8	1,390.7	(1%)
Amortization	52.1	52.1	-	206.8	207.3	-
Goodwill impairment charge	-	-	-	145.0	-	n/a
Other intangible asset impairment charges	-	57.5	(100%)	31.9	133.2	(76%)
Other special project costs	3.0	10.1	(70%)	45.4	76.9	(41%)
Other operating expense (income) - net	(1.3)	(4.0)	(68%)	0.1	(4.3)	(102%)
Operating Income	308.9	196.7	57%	1,036.1	1,031.5	-
Operating margin	17.3%	11.0%		14.1%	14.0%

Interest expense - net	(47.4)	(40.3)	18%	(174.1)	(163.1)	7%
Other income (expense) - net	2.7	5.5	(51%)	(1.0)	10.0	(110%)
Income Before Income Taxes	264.2	161.9	63%	861.0	878.4	(2%)
Income tax expense (benefit)	78.3	51.5	52%	(477.6)	286.1	n/m
Net Income	$185.9	$110.4	68%	$1,338.6	$592.3	126%

Net income per common share	$1.64	$0.96	71%	$11.79	$5.11	131%

Net income per common share –
assuming dilution	$1.64	$0.96	71%	$11.78	$5.10	131%

Dividends declared per common share	$0.78	$0.75	4%	$3.12	$3.00	4%

Weighted-average shares outstanding	113.6	114.8	(1%)	113.6	116.0	(2%)
Weighted-average shares outstanding –
assuming dilution	113.6	114.9	(1%)	113.6	116.1	(2%)

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	April 30, 2018	April 30, 2017
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$192.6	$166.8
Trade receivables, less allowance for doubtful accounts	385.6	438.7
Inventories	854.4	905.7
Other current assets	122.4	130.6
Total Current Assets	1,555.0	1,641.8

Property, Plant, and Equipment - Net	1,729.1	1,617.5

Other Noncurrent Assets:
Goodwill	5,942.2	6,077.1
Other intangible assets - net	5,916.5	6,149.9
Other noncurrent assets	158.4	153.4
Total Other Noncurrent Assets	12,017.1	12,380.4
Total Assets	$15,301.2	$15,639.7

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$512.1	$477.2
Current portion of long-term debt	-	499.0
Short-term borrowings	144.0	454.0
Other current liabilities	377.7	402.4
Total Current Liabilities	1,033.8	1,832.6

Noncurrent Liabilities:
Long-term debt, less current portion	4,688.0	4,445.5
Other noncurrent liabilities	1,688.3	2,511.4
Total Noncurrent Liabilities	6,376.3	6,956.9

Shareholders' Equity	7,891.1	6,850.2
Total Liabilities and Shareholders' Equity	$15,301.2	$15,639.7

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2018	2017	2018	2017
	(Dollars in millions)

Operating Activities
Net income	$185.9	$110.4	$1,338.6	$592.3
Adjustments to reconcile net income to net cash
provided by (used for) operations:
Depreciation	49.1	52.1	206.3	211.7
Amortization	52.1	52.1	206.8	207.3
Goodwill impairment charge	-	-	145.0	-
Other intangible asset impairment charges	-	57.5	31.9	133.2
Share-based compensation expense	(1.4)	-	15.4	22.0
Deferred income tax expense (benefit)	(11.5)	(79.4)	(803.4)	(79.4)
Loss on disposal of assets – net	1.3	0.5	6.6	4.4
Other noncash adjustments	(0.3)	-	3.7	0.4
Defined benefit pension contributions	(7.2)	(22.2)	(39.6)	(28.7)
Changes in assets and liabilities, net of effect
from businesses acquired:
Trade receivables	36.1	(18.1)	54.7	8.9
Inventories	52.4	88.2	54.0	(10.4)
Accounts payable and accrued items	11.9	(20.8)	39.5	(37.7)
Income and other taxes	5.2	65.0	(28.7)	7.9
Other - net	(59.2)	(21.1)	(12.8)	27.1
Net Cash Provided by (Used for) Operating Activities	314.4	264.2	1,218.0	1,059.0

Investing Activities
Additions to property, plant, and equipment	(111.6)	(55.8)	(321.9)	(192.4)
Proceeds from sale of investment	-	40.6	-	40.6
Proceeds from disposal of property, plant, and equipment	4.5	0.1	13.4	0.5
Other - net	1.3	(26.5)	30.9	(38.4)
Net Cash Provided by (Used for) Investing Activities	(105.8)	(41.6)	(277.6)	(189.7)

Financing Activities
Short-term borrowings (repayments) - net	(110.0)	312.0	(310.0)	170.0
Proceeds from long-term debt	-	-	799.6	-
Repayments of long-term debt	-	-	(1,050.3)	(200.0)
Quarterly dividends paid	(88.9)	(87.2)	(350.3)	(339.3)
Purchase of treasury shares	(0.1)	(418.6)	(7.0)	(437.6)
Other - net	2.2	0.1	(4.0)	0.8
Net Cash Provided by (Used for) Financing Activities	(196.8)	(193.7)	(922.0)	(806.1)
Effect of exchange rate changes on cash	(5.4)	(1.7)	7.4	(6.2)
Net increase (decrease) in cash and cash equivalents	6.4	27.2	25.8	57.0
Cash and cash equivalents at beginning of period	186.2	139.6	166.8	109.8
Cash and Cash Equivalents at End of Period	$192.6	$166.8	$192.6	$166.8

The J. M. Smucker Company
Unaudited Supplemental Schedule

	Three Months Ended April 30,				Year Ended April 30,
		% of		% of		% of		% of
	2018	Net Sales	2017	Net Sales	2018	Net Sales	2017	Net Sales
	(Dollars in millions)

Net sales	$1,781.3		$1,783.8		$7,357.1		$7,392.3
Selling, distribution, and
administrative expenses:
Marketing	92.0	5.2%	91.9	5.2%	427.7	5.8%	419.4	5.7%
Selling	55.6	3.1%	55.9	3.1%	243.1	3.3%	249.2	3.4%
Distribution	57.3	3.2%	60.2	3.4%	237.8	3.2%	244.4	3.3%
General and administrative	122.9	6.9%	126.4	7.1%	462.2	6.3%	477.7	6.5%
Total selling, distribution, and administrative expenses	$327.8	18.4%	$334.4	18.7%	$1,370.8	18.6%	$1,390.7	18.8%

Amounts may not add due to rounding.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2018	2017	2018	2017
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$508.2	$505.9	$2,092.2	$2,108.6
U.S. Retail Consumer Foods	465.3	473.8	2,000.8	2,085.4
U.S. Retail Pet Foods	533.6	534.5	2,169.3	2,135.9
International and Away From Home	274.2	269.6	1,094.8	1,062.4
Total net sales	$1,781.3	$1,783.8	$7,357.1	$7,392.3

Segment profit:
U.S. Retail Coffee	$156.0	$149.9	$614.5	$682.4
U.S. Retail Consumer Foods	114.1	108.7	477.2	458.2
U.S. Retail Pet Foods	102.1	118.0	441.3	481.0
International and Away From Home	49.6	48.4	194.2	185.1
Total segment profit	$421.8	$425.0	$1,727.2	$1,806.7
Amortization	(52.1)	(52.1)	(206.8)	(207.3)
Goodwill impairment charge	-	-	(145.0)	-
Other intangible asset impairment charges	-	(57.5)	(31.9)	(133.2)
Interest expense - net	(47.4)	(40.3)	(174.1)	(163.1)
Unallocated derivative gains (losses)	15.7	(21.5)	37.3	(27.2)
Cost of products sold - special project costs	-	(0.9)	(3.9)	(5.7)
Other special project costs	(3.0)	(10.1)	(45.4)	(76.9)
Corporate administrative expenses	(73.5)	(86.2)	(295.4)	(324.9)
Other income (expense) - net	2.7	5.5	(1.0)	10.0
Income before income taxes	$264.2	$161.9	$861.0	$878.4

Segment profit margin:
U.S. Retail Coffee	30.7%	29.6%	29.4%	32.4%
U.S. Retail Consumer Foods	24.5%	22.9%	23.9%	22.0%
U.S. Retail Pet Foods	19.1%	22.1%	20.3%	22.5%
International and Away From Home	18.1%	18.0%	17.7%	17.4%

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, including: net sales excluding foreign currency exchange; adjusted gross profit, operating income, income, and earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis.

Non-GAAP profit measures exclude certain items affecting comparability which include amortization expense and impairment charges related to intangible assets, integration and restructuring costs ("special project costs"), and unallocated gains and losses on commodity and foreign currency exchange derivatives ("unallocated derivative gains and losses"). The special project costs relate to specific integration and restructuring projects, and the unallocated derivative gains and losses reflect the changes in fair value of the Company's commodity and foreign currency exchange contracts. During the third quarter of 2018, the Company expanded its non-GAAP measures to also exclude certain one-time tax adjustments. These adjustments include the provisional effect of the one-time items associated with U.S. income tax reform, which includes certain adjustments related to the U.S. deferred tax assets and liabilities remeasurement and transition tax. Also included in the one-time tax adjustments is the permanent tax difference related to the goodwill impairment charge that was recorded during the third quarter of 2018. The Company believes that excluding these one-time tax adjustments in its non-GAAP measures provides comparability across the periods presented and better reflects the benefit of a lower blended U.S. statutory tax rate on its current year earnings as a result of U.S. income tax reform.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2019 outlook. As the amount of unallocated derivative gains and losses varies depending on market conditions and levels of derivative transactions with respect to a particular fiscal year, it is not determinable on a forward-looking basis and no guidance has been provided.

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,				Year Ended April 30,
			Increase				Increase
	2018	2017	(Decrease)%		2018	2017	(Decrease)%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$1,781.3	$1,783.8	($2.5)	-	$7,357.1	$7,392.3	($35.2)	-
Foreign currency exchange	(4.6)	-	(4.6)	-	(14.0)	-	(14.0)	-
Net sales excluding foreign
currency exchange	$1,776.7	$1,783.8	($7.1)	-	$7,343.1	$7,392.3	($49.2)	(1%)

Amounts may not add due to rounding.

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2018	2017	2018	2017
	(Dollars and shares in millions, except per share data)

Gross profit reconciliation:
Gross profit	$690.5	$646.8	$2,836.1	$2,835.3
Unallocated derivative losses (gains)	(15.7)	21.5	(37.3)	27.2
Cost of products sold - special project costs	-	0.9	3.9	5.7
Adjusted gross profit	$674.8	$669.2	$2,802.7	$2,868.2
% of net sales	37.9%	37.5%	38.1%	38.8%

Operating income reconciliation:
Operating income	$308.9	$196.7	$1,036.1	$1,031.5
Amortization	52.1	52.1	206.8	207.3
Goodwill impairment charge	-	-	145.0	-
Other intangible asset impairment charges	-	57.5	31.9	133.2
Unallocated derivative losses (gains)	(15.7)	21.5	(37.3)	27.2
Cost of products sold - special project costs	-	0.9	3.9	5.7
Other special project costs	3.0	10.1	45.4	76.9
Adjusted operating income	$348.3	$338.8	$1,431.8	$1,481.8
% of net sales	19.6%	19.0%	19.5%	20.0%

Net income reconciliation:
Net income	$185.9	$110.4	$1,338.6	$592.3
Income tax expense (benefit)	78.3	51.5	(477.6)	286.1
Amortization	52.1	52.1	206.8	207.3
Goodwill impairment charge	-	-	145.0	-
Other intangible asset impairment charges	-	57.5	31.9	133.2
Unallocated derivative losses (gains)	(15.7)	21.5	(37.3)	27.2
Cost of products sold - special project costs	-	0.9	3.9	5.7
Other special project costs	3.0	10.1	45.4	76.9
Adjusted income before income taxes	$303.6	$304.0	$1,256.7	$1,328.7
Income taxes, as adjusted (A)	83.8	97.3	352.1	432.8
Adjusted income	$219.8	$206.7	$904.6	$895.9

Weighted-average common shares outstanding	113.0	114.3	113.0	115.5
Weighted-average participating shares outstanding	0.6	0.5	0.6	0.5
Total weighted-average shares outstanding	113.6	114.8	113.6	116.0
Dilutive effect of stock options	-	0.1	-	0.1
Total weighted-average shares outstanding - assuming dilution	113.6	114.9	113.6	116.1

Adjusted earnings per share – assuming dilution	$1.93	$1.80	$7.96	$7.72

(A)	Income taxes, as adjusted is based upon our GAAP effective tax rate for the year ended April 30, 2018 and 2017, and reflects the impact of items excluded from GAAP net income to derive adjusted income. Income taxes, as adjusted also reflects the exclusion of certain one-time tax adjustments for the three months and year ended April 30, 2018.

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2018	2017	2018	2017
	(Dollars in millions)

EBITDA (as adjusted) reconciliation:
Net income	$185.9	$110.4	$1,338.6	$592.3
Income tax expense (benefit)	78.3	51.5	(477.6)	286.1
Interest expense - net	47.4	40.3	174.1	163.1
Depreciation	49.1	52.1	206.3	211.7
Amortization	52.1	52.1	206.8	207.3
Goodwill impairment charge	-	-	145.0	-
Other intangible asset impairment charges	-	57.5	31.9	133.2
EBITDA (as adjusted)	$412.8	$363.9	$1,625.1	$1,593.7
% of net sales	23.2%	20.4%	22.1%	21.6%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$314.4	$264.2	$1,218.0	$1,059.0
Additions to property, plant, and equipment	(111.6)	(55.8)	(321.9)	(192.4)
Free cash flow	$202.8	$208.4	$896.1	$866.6

The following tables provide a reconciliation of the Company's fiscal 2019 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2019
	Low	High

Net income per common share - assuming dilution reconciliation:
Net income per common share - assuming dilution	$6.34	$6.59
Special project costs	0.40	0.40
Amortization	1.66	1.66
Adjusted earnings per share	$8.40	$8.65

	Year Ending April 30, 2019
	Low	High
Free cash flow reconciliation (Dollars in millions):
Net cash provided by operating activities	$1,170	$1,200
Additions to property, plant, and equipment	(370)	(350)
Free cash flow	$800	$850

CONTACT: The J. M. Smucker Company: (330) 682-3000; Investors: Aaron Broholm, Vice President, Investor Relations; Media: Maribeth Burns, Vice President, Corporate Communications